Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Third Quarter
and Year-to-Date 2004 Results

        COSTA MESA, Calif., Oct. 19 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B. (the “Bank”), announced its results of operations for the quarter and nine months ended September 30, 2004. The Company recorded third quarter net income of $1.2 million, or $0.17 per diluted share, compared to net income of $724,000, or $0.28 per diluted share, for the third quarter of 2003. The net income for the nine months ended September 30, 2004 was $5.4 million, or $0.82 per diluted share, compared to net income of $1.3 million, or $0.52 per diluted share, for the nine months ended September 30, 2003. All diluted earnings per share amounts have been adjusted to reflect warrants and stock options outstanding. The Company’s basic and diluted book value per share increased to $8.13 and $6.89, respectively, at September 30, 2004, $1.03 and $0.91 higher than at December 31, 2003.

        Return on average assets (ROAA) for the nine months ended September 30, 2004 was 1.85%, compared to 0.73% for the same period in 2003. The Company’s return on average equity (ROAE) for the nine months ended September 30, 2004 was 17.92% compared to 15.50% for the nine months ended September 30, 2003.

        Steven R. Gardner, the Company’s President and Chief Executive Officer, stated, “During the third quarter, we continued to move forward with the transition of the Bank to a community banking platform. We launched on-line banking and cash management services, we hired a commercial lending manager and made organizational changes, which involved the segregation of the production and credit functions. Through the naming of a Chief Lending Officer and the hiring of a replacement Chief Credit Officer, we expect to increase both loan and core deposit production in future periods. Our third quarter loan originations totaled $78.1 million, while our pipeline grew to $98.5 million.” Mr. Gardner further stated, “We have agreed to settle or resolve most of our outstanding litigation, including the Funke class action lawsuit. These settlements, along with the continuing decline in non- performing assets, are expected to significantly lower our legal expense in the coming quarters.”

        For the three and nine months ended September 30, 2004, net interest income increased to $3.8 million and $11.6 million, respectively, from $2.3 million and $6.6 million for the same periods a year earlier. The increase is predominately attributable to an increase in average loans outstanding of $147.3 million over the prior year period as well as an overall reduction in interest expense. The Company’s average net interest margin for the quarter and nine months ended September 30, 2004 was 3.63% and 4.12%, respectively, compared to 3.86% and 3.88% for the same periods a year ago. The increase in the net interest margin for the nine months ended September 30, 2004, compared to the prior year period was primarily attributable to a decrease in the average cost of funds of 130 basis points, which was partially offset by a decrease in the average yield on loans of 111 basis points. The decrease in loan yield is due to the origination of higher quality apartment loans coupled with the lower overall interest rate environment and the runoff of the Bank’s discontinued higher yielding subprime loans. The discount accretion from the Participation Contract included in interest income for the three and nine months ended September 30, 2004 was $371,000 and $1.9 million, respectively, compared to $846,000 and $2.4 million for the same periods a year earlier. The amount of discount accretion was reduced in the third quarter of 2004 due to the sale of the 1998-1 residual interest component of the Participation Contract in the first quarter of 2004 and the termination of the 1997-2 securitization during August 2004. The Bank’s net interest margin, which does not include the accretion income from the Participation Contract, was 3.35% and 3.50% for the three and nine months ended September 30, 2004, compared to 3.41% and 3.49% for the same periods a year earlier.

        The provision for loan losses was $195,000 and $460,000 for the three and nine months ended September 30, 2004, compared to ($1,000) and $680,000 for the same periods in 2003. The decrease in the provision for the nine months ended September 30, 2004 is primarily due to a reduction in net charge-offs from $1.4 million for the nine months ended September 30, 2003 to $41,000 for the same period of 2004.

        Noninterest income was $761,000 and $3.2 million for the three and nine months September 30, 2004, compared to $575,000 and $1.9 million for the same periods ended September 30, 2003. The increase in noninterest income over the three month periods is primarily due to a $387,000 gain on sale from the termination of the 1997-2 residual interest component of the Participation Contract and the simultaneous sale of its performing assets in August 2004. The Company still owns a 50% interest in the securitization’s charged-off loans.

        Noninterest expenses were $3.0 million and $8.5 million for the three and nine months ended September 30, 2004, respectively, compared to $2.3 million and $7.1 million for the same periods ended September 30, 2003. The $706,000 and $1.4 million increases were primarily due to increases in compensation attributed to the Bank’s hiring of additional lending personnel, severance costs associated with the departure of the Bank’s Director of Branch Banking and an additional $250,000 in legal expenses relating to the resolution of the Funke class action lawsuit.

        At September 30, 2004, the Company had 77 full-time equivalent employees.

        The Company’s income tax provision for the three and nine months ended September 30, 2004 was $219,000 and $425,000, respectively. For the same periods a year earlier, the Company had tax benefits of $197,000 and $594,000, respectively. The Company benefited from a reduction in its valuation allowance for deferred taxes in the three and nine months ended September 30, 2004 and for the three and nine months ended September 30, 2003 of $61,000, $1.7 million, $200,000 and $600,000, respectively. The Company’s valuation allowance for deferred taxes was $3.7 million at September 30, 2004.

        Total assets of the Company were $488.1 million as of September 30, 2004, compared to $309.4 million as of December 31, 2003. The $178.7 million or 58% increase in total assets was the result of increases of $158.3 million in net loans and $22.0 million in Federal funds sold, which were partially offset by a decrease in the Participation Contract of $4.9 million. The increase in net loans was the result of $215.7 million in new adjustable-rate loans being funded during the first three quarters of 2004 with $78.1 million funded in the third quarter. The Bank’s loan pipeline was $98.5 million as of September 30, 2004.

        The allowance for loan losses increased by $419,000 to $2.4 million as of September 30, 2004, compared to December 31, 2003. The allowance for loan losses as a percent of non-accrual loans was 94% and 73% as of September 30, 2004 and December 31, 2003, respectively. Net non-accrual loans and other real estate owned were $2.2 million and $282,000, respectively, at September 30, 2004, down from $2.4 million and $979,000, respectively, as of December 31, 2003. The ratio of net nonperforming assets to total assets at September 30, 2004 was 0.52%.

        Total deposits increased by $57.1 million to $278.5 million at September 30, 2004, compared to $221.4 million at December 31, 2003. The increase in deposits was comprised of an increase of $54.6 million of certificates of deposit and $2.5 million in transaction accounts. The cost of deposits as of September 30, 2004 was 2.10%.

        At September 30, 2004, total borrowings of the Company were comprised of the Bank’s $143.5 million of FHLB term borrowings, $8.4 million of other borrowings and the Company’s $10.3 million of trust preferred securities. The total cost of the Company’s borrowings at September 30, 2004 was 2.12%, compared to 1.85% at December 31, 2003. The Company’s total cost of funds for the nine months ended September 30, 2004 was 1.97%, compared to 2.54% for the nine months ended September 30, 2003.

        The Bank’s tier 1 capital and total risk-based capital ratios at September 30, 2004 were 9.09% and 13.64%, respectively. The minimum ratios for well-capitalized banks are 5% and 10% for tier 1 capital and risk-based capital, respectively. The Bank’s total equity capital was $44.0 million at September 30, 2004.

        The Company is a savings and loan holding company that owns 100% of the capital stock of the Bank, the Company’s operating subsidiary. The Bank is a federally chartered stock savings bank whose primary business is community banking. The Bank currently operates three full-service branches in Southern California located in the cities of San Bernardino, Seal Beach and Huntington Beach.

FORWARD-LOOKING COMMENTS

        The statements contained herein that are not historical facts are forward- looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, (6) various legal, regulatory and litigation risks.

        For further information please contact: Steven R. Gardner, President/CEO, or John Shindler, Senior Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000

PACIFIC PREMIER BANCORP
AND SUBSIDIARY CONSOLIDATED BALANCE SHEET
UNAUDITED (In thousands)

ASSETS	September 30, 2004	December 31, 2003
Cash and due from banks	$ 4,324	$ 2,440
Federal Funds Sold	22,000	—
	26,324	2,440
Investment securities available for sale	36,587	39,845
Investment securities held to maturity	6,745	2,430
Loans held for sale	615	804
Loans held for investment, net of
allowance for loan losses of $2,403
in 2004 and $1,984 in 2003 respectively	405,238	246,796
Accrued interest receivable	1,662	1,122
Foreclosed real estate	282	979
Premises and equipment	5,172	5,330
Deferred income taxes	3,446	2,950
Participation Contract	1,105	5,977
Other assets	969	695
Total assets	$ 488,145	$ 309,368
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts	$ 278,535	$ 221,447
Other borrowings	151,900	48,600
Subordinated debentures	10,310	—
Accrued expenses and other liabilities	4,622	1,989
Total liabilities	445,367	272,036
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	53	53
Additional paid-in capital	67,564	67,546
Accumulated deficit	(24,596)	(30,021)
Accumulated adjustments to
stockholders’ equity	(243)	(246)
Total stockholders’ equity	42,778	37,332
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 488,145	$ 309,368

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
INTEREST INCOME:
Loans	$ 5,123	$ 3,032	$ 13,820	$ 8,983
Other interest-
earning assets	804	1,141	3,072	3,362
Total
interest
income	5,927	4,173	16,892	12,345
INTEREST EXPENSE:
Interest-bearing
deposits	1,440	1,230	3,948	3,771
Other borrowings	530	119	1,116	373
Notes payable	—	485	—	1,440
Subordinated
debentures	112	52	218	158
Total
interest
expense	2,082	1,886	5,282	5,742
NET INTEREST
INCOME	3,845	2,287	11,610	6,603
PROVISION
(BENEFIT) FOR
LOAN LOSSES	195	(1)	460	680
NET INTEREST
INCOME AFTER
PROVISION FOR
LOAN LOSSES	3,650	2,288	11,150	5,923
NONINTEREST INCOME:
Loan servicing
fee income	139	86	382	459
Bank and other
fee income	154	124	447	332
Net gain from
loan sales	47	122	105	329
Net gain from
investment
securities	358	—	1,931	143
Other income	63	243	379	683
Total
noninterest
income	761	575	3,244	1,946
NONINTEREST EXPENSE:
Compensation
and benefits	1,842	1,321	5,106	3,661
Premises and
occupancy	333	352	1,030	1,060
Data processing	80	99	233	296
Net (gain) loss
on foreclosed
real estate	(54)	25	(13)	76
Other expense	841	539	2,188	2,041
Total
noninterest
expense	3,042	2,336	8,544	7,134
NET INCOME
BEFORE TAXES	1,369	527	5,850	735
PROVISION FOR
(BENEFIT FROM)
INCOME TAXES	219	(197)	425	(594)
NET INCOME FROM
OPERATIONS	$ 1,150	$ 724	$ 5,425	$ 1,329
Basic Average
Shares
Outstanding	5,256,427	1,333,572	5,255,527	1,333,572
Basic
Earnings
per Share	$ 0.22	$ 0.54	$ 1.03	$ 1.00
Diluted Average
Shares
Outstanding	6,652,867	2,581,635	6,596,092	2,561,829
Diluted
Earnings
per Share	$ 0.17	$ 0.28	$ 0.82	$ 0.52

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)

	As of September 30, 2004	As of December 31, 2003	As of September 30, 2003
Asset Quality:
Non-accrual loans,
net of specific allowance	$ 2,235	$ 2,430	$ 2,356
Nonperforming assets,
net of specific allowance	$ 2,517	$ 3,453	$ 3,660
Real estate owned	$ 282	$ 979	$ 1,281
Net charge-offs (recoveries)
for the quarter ended	$ (13)	$ 131	$ 514
Allowance for loan losses	$ 2,403	$ 1,984	$ 2,141
Net charge-offs to average
loans, annualized	-0.01%	0.25%	1.11%
Non-accrual loans to
total loans	0.55%	1.09%	1.40%
Non-accrual loans to
total assets	0.46%	0.88%	1.06%
Allowance for credit
losses to total loans	0.59%	0.79%	1.10%
Allowance for credit
losses to non-accrual loans	94.35%	72.67%	78.86%
Average Balance Sheet:
for the Quarter ended
Total assets	$ 438,693	$279,734	$251,477
Loans	$ 373,262	$211,065	$185,669
Deposits	$ 275,806	$214,796	$206,743
Borrowings	$ 106,601	$ 28,432	$ 18,060
Notes payable
Subordinated notes	$ 10,310	$ 2,269	$ 13,025
Share Data:
Basic Book Value	$ 8.13	$ 7.10	$ 9.23
Diluted Book Value	$ 6.89	$ 5.98	$ 5.26
Closing Stock Price	$ 11.83	$ 11.09	$ 7.09
Pacific Premier Bank
Capital Ratios:
Tier 1 Capital Ratio	9.09%	8.94%	6.73%
Total Risk-based
Capital Ratio	13.64%	13.22%	10.83%
Loan Portfolio
Real Estate Loans:
Multi-family	$ 339,341	$188,939	$126,102
Commercial	42,401	20,667	21,029
Construction and Land	--	3,646	4,458
One-to-four family	25,266	36,632	43,780
Other Loans	82	233	192
Total Gross Loans	$ 407,090	$250,117	$195,561

	9 months ended September 30, 2004	9 months ended September 30, 2003
Profitability and
Productivity:
Return on average assets	1.85%	0.73%
Return on average equity	17.92%	15.50%
Net interest margin	4.12%	3.88%
Non-interest expense to
total assets	233%	370%
Efficiency ratio	57.61%	82.56%

SOURCE Pacific Premier Bancorp, Inc.

        -0- 10/19/2004

        /CONTACT: Steven R. Gardner, President/CEO, or John Shindler, Senior Vice
President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000/

        /Web site: http://www.ppbi.net /
        (PPBI)

CO: Pacific Premier Bancorp, Inc.; Pacific Premier Bank, F.S.B.
ST: California
IN: FIN
SU: ERN